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                                                                   EXHIBIT 10.26

                  AUTODESK AUTHORIZED CHANNEL PARTNER AGREEMENT
                             AUTODESK SYSTEMS CENTER
                                 (United States)

         This Autodesk Authorized Channel Partner Agreement ("ASC Agreement"), effective on February 1, 2003 ("Effective Date") is made between Autodesk, Inc., a Delaware corporation ("Autodesk"), and Autodesk Systems Center ("ASC") as set forth below:

RESELLER

ADDR

CITY

FAX

SAP

1.   Definitions

1.1 "Autodesk Channel Partner Policies and Procedures" shall mean the documents posted to the AACPW, as periodically amended by Autodesk, in its sole discretion, that sets forth the policies and procedures to be followed by ASC, which is hereby incorporated by reference.

1.2 "Authorized Location" shall mean each physical location as identified in Exhibit(s) B where ASC is authorized to market and distribute Authorized Products to End Users and offer support thereto, as identified in the Product Requirements Chart covering each such Authorized Product(s).

1.3 "Authorized Product(s)" shall mean the Autodesk software product(s), Updates, Bug Fixes or Enhancements thereto, which (a) ASC has procured directly from Autodesk or from an Autodesk Distribution Partner in accordance with this ASC Agreement, and (b) ASC is authorized to market and distribute to End Users only in accordance with the Product Requirements Chart and Exhibit B which corresponds to such Authorized Product(s).

1.4 "Autodesk Authorized Channel Partner Website ("AACPW")" shall mean One Team Web or any other successor site as designated by Autodesk. ASC is required to review the AACPW at least weekly.

1.5 "Authorized Territory" shall mean the geographical area of the United States identified in Exhibits B within which ASC is authorized to market and distribute Authorized Products to End Users and offer support thereto corresponding to such Product Requirements Chart.

1.6 "Autodesk Distribution Partner" shall mean any entity currently authorized in writing by Autodesk to distribute Autodesk software products to third parties other than End Users.

1.7 "Autodesk Direct Customer(s)" shall mean any End User to whom Autodesk sells Autodesk software products directly. Autodesk Direct Customers include all named accounts, Autodesk e-store and all state, local and federal government End Users.

1.8 "Dedicated Personnel" means that each qualified employee only sells or supports a single Vertical Product in addition to the Horizontal Products.

1.9 "Earnbacks" shall mean credits that ASC may receive, under the terms of this ASC Agreement, upon the achievement of ASC's Target.

1.10 "End User" shall mean a customer of Autodesk who has acquired a license for one or more Authorized Products from ASC for the personal or business use of such customer and not for transfer or resale.

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1.11 "End User License" shall mean the then-current license agreement shipped with, or incorporated in, each Authorized Product(s), which sets forth the terms and conditions under which an End User may use such product(s).

1.12 "End User Records" shall mean the records maintained by ASC that show, at minimum, the name and address of each End User to whom ASC has sold the Authorized Product(s).

1.13 "Extensions" shall mean a license to use a modular addition to a Software Program incorporating corrections or enhancements under Autodesk Subscription Program which supplement and enhance that software program.

1.14 "Horizontal Products" shall mean AutoCAD, Autodesk Viz, Autodesk Raster Design, On-Site View and any other Autodesk products as Autodesk may designate in its sole and absolute discretion during the Term.

1.15 "Government Account Guide" shall mean the document separately published by Autodesk that sets forth the requirements for government accounts which may be updated by Autodesk from time to time in its sole discretion.

1.16 "Major Account Guide" shall mean the document separately published by Autodesk that sets forth the requirements for major accounts which may be updated by Autodesk from time to time in its sole discretion.

1.17 "Cooperative Marketing Funds" or "Co-op" ASC shall receive Co-op pursuant to the Autodesk Co-op Guide which shall be posted to the AACPW, and which terms are hereby incorporated by reference. Co-op shall be distributed to ASC based upon percentage of sales of Authorized Products (exclusive of agent or commissionable sales on behalf of Autodesk.) Failure to comply with the requirements of the Autodesk Co-op Guide shall result in the loss or reduction of Co-op.

1.18 "Co-op Guide" shall mean the document separately published by Autodesk that sets forth the requirements for obtaining Co-op.

1.19 "Minimum Purchase Requirement" shall mean the minimum purchase requirements as set forth in the Products Requirement Chart, and/or as set periodically by Autodesk in its sole and absolute discretion.

1.20 "Premiere Support Program" means the minimum End User support training, authorization and tracking requirements as set forth in Exhibit F hereto.

1.21 "Product Requirements Chart" shall mean the Exhibit A to this ASC Agreement which sets forth the terms and conditions under which ASC is authorized to market, distribute, and support one or more Authorized Products to End Users. The Product Requirements Chart is supplemented by the detailed Product Requirements Sheets available on the AACPW. ASC may not market or distribute any Authorized Product(s) to End Users until Autodesk has delivered to it a fully executed copy of this ASC Agreement with a completed Product Requirements Chart corresponding to such Authorized Product(s). ASC must continuously meet the requirements set forth in the Product Requirements Chart and the corresponding Products Requirements Sheets for each Authorized Location in which ASC intends to market, distribute, and support the Authorized Products. The Product Requirements Chart and each of the Products Requirements Sheets are hereby incorporated into and made part of this ASC Agreement.

1.22 "Qualified Personnel" means that the full-time ASC employee has passed the appropriate Autodesk exam, continues to maintain the appropriate technical skill and product experience as stated in detail in the AACPW.

1.23 "Target" shall mean the revenue target set by Autodesk based upon purchases of Authorized Product(s).

1.24 "Term" shall mean the period of time beginning with the Effective Date, and shall continue in effect through midnight on January 31, 2004 when it shall then terminate, unless terminated earlier under the provisions of this ASC Agreement.

1.25 "Updates, Bug Fixes, and Enhancements" collectively shall mean additions or corrections to any Authorized Product(s) which (a) Autodesk designates as a modified or updated version of such Authorized Product(s), and (b)

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requires the End User to whom it is distributed to have previously licensed the
Authorized Product(s) corresponding to such modified or upgraded version. In no event shall this include an Extension.

1.26 "Value Added Services" shall mean the services, as defined in Section 5.1 below, that ASC must provide to each End User in order to qualify as an ASC.

1.27 "Vertical Products" shall mean Autodesk MapGuide, MapGuide Author, MapGuide Server, MapGuide Viewer, Autodesk On-Site Enterprise, Autodesk On-Site Desktop, AutoCAD Mechanical, Autodesk Data Exchange, IGES Translator, STEP Translator, Autodesk Inventor, Autodesk Inventor Series, Autodesk Streamline, Autodesk Mechanical Desktop, Autodesk Architectural Desktop, Autodesk Architectural Studio, Autodesk Building Systems, Autodesk Revit, Autodesk Land Desktop, Autodesk Civil Design, Autodesk Survey, Autodesk Civil Series, Autodesk Field Survey, Autodesk Map and any other Autodesk products that Autodesk may designate in its sole and absolute discretion during the Term.

1.28 All references in this ASC Agreement to the "sale" of or "selling" or "purchase" of Software shall mean the sale or purchase of a license to use such software.

1.29 Vertical Products and Horizontal Products will be collectively referred to as the Authorized Products.

2.   Appointment.

2.1 Non-exclusive ASC. Autodesk appoints ASC as a non-exclusive reseller (and on occasion a non-exclusive agent) to, during the Term, market, distribute, and support only the Authorized Products identified on the Product Requirements Chart(s) and Exhibit(s) B, solely to End Users within the Authorized Territory, pursuant to an End User License.

2.2  Retention of Rights by Autodesk. Autodesk reserves the unrestricted right
(a) to market, distribute, and support any Authorized Product(s) worldwide in any location, including in the Authorized Territory, directly to End Users or through any other channel, including, but not limited to, original equipment manufacturers, Channel Partners, distributors, on-line sales or retail outlets, and (b) to modify, augment, or otherwise change the methods in which Autodesk markets, distributes, or supports any Authorized Product(s), without any liability to ASC. Autodesk hereby gives ASC notice that it has reserved all Autodesk Direct Customers for direct sales from Autodesk or its designated agents only.

3.   Restrictions.

ASC agrees as follows:

3.1 End User License Terms and NFR's. ASC shall use its best efforts to enforce the terms of the End User License and to advise Autodesk promptly of any known breach of the terms of the End User License. ASC shall not distribute copies of any Authorized Product(s) that are marked "Not for Resale" ("NFR") or otherwise provided to ASC for demonstration purposes only.

3.2 Restrictions. ASC shall not market, distribute, or support any Authorized Product(s) to or for any third party other than an End User. ASC expressly acknowledges and agrees that ASC is not an Autodesk Distribution Partner and further acknowledges and agrees that the distribution rights granted under
Section 2 may not be construed so as to allow ASC to market or distribute Authorized Products to any person or entity other than an End User. This restriction notwithstanding, ASC may permit the financing of any Authorized Products by an End User through a financial institution approved by Autodesk. Such financing shall be restricted to a loan arrangement or permitting an End User to enter into a buy-out lease, provided; however, such financial institution shall not be an End User and shall have no rights to such product as a licensee thereof. In any event, this consent shall not be construed to permit short-term rental of Authorized Products.

3.3 Agency Authorization. This ASC Agreement allows ASC to act as Autodesk's non-exclusive agent to assist with sales activities to Autodesk Direct Customers at Autodesk's sole discretion. Unless otherwise directed by

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Autodesk in writing, ASC may only engage in sales activities for Authorized
Products to such Autodesk Direct Customers as Autodesk's agent and may not sell Authorized Products from its commercial inventory.

(a) Major Accounts. From time to time Autodesk may allow ASC to act as its non-exclusive agent in sales to Autodesk Direct Major Account Customers, for the delivery and support of Autodesk products for which ASC has a current authorization. ASC may receive a commission based on receipt and approval by Autodesk of all back up documentation from ASC evidencing its performance of Value Added Services to the respective major account as outlined in the Major Account Guide.

(b) Government. Autodesk has designated DLT Solutions, Inc. ("DLT") as its Authorized Government Sales Agent. Autodesk shall provide thirty (30) day written notice to ASC of any change in Autodesk's designated Government Sales Agent. ASC may receive a commission on orders placed with DLT by government End Users for which ASC has fulfilled obligations as set forth in the Government Account Guide.

(c) Online Store. From time to time Autodesk may allow ASC to act as its non-exclusive agent in sales to Autodesk direct online store customers, for the pre and post sale support of Autodesk products in ASC's territory for software products which ASC has a current authorization. ASC may receive a commission based on receipt and approvals by Autodesk of all back up documentation from ASC evidencing its performance of Value Added Services to the respective End User.

3.4 License Acquisition Limitation. ASC shall not purchase, license or otherwise acquire or attempt to acquire licenses for Authorized Products from
(i) an End User, (ii) an agent acting on behalf of an End User, or (iii) any person or party other than Autodesk or an Autodesk Authorized Distribution Partner.

3.5 Unauthorized Acquisition. ASC shall not attempt to upgrade, exchange, or otherwise procure an economic benefit from any Authorized Product(s) purchased, licensed, or otherwise acquired from (i) an End User, (ii) an agent acting on behalf of an End User, or (iii) any person or party other than Autodesk or an Autodesk Authorized Distribution Partner.

3.6 No Mischaracterization. ASC shall not attempt to mischaracterize an Update, Bug Fix, Enhancement, or Extension as a stand-alone, fully paid-up license to the corresponding Authorized Product(s) for the purpose of attempting to upgrade, exchange, or otherwise procure an economic benefit from such Update, Bug Fix, Enhancement, or Extension.

3.7 Export Limitations. ASC shall not market, distribute, or support any Authorized Product(s) (i) to any entity purporting to be an End User but which is either known to ASC or known to Autodesk and communicated to ASC to have the intent to, or have attempted to, sublicense such Authorized Product(s) to bona fide End Users or other third parties, or (ii) to any End User or other third party who intends to export the Authorized Products, without written authorization from Autodesk.

3.8 Territory Limitations. ASC shall not attempt to market or distribute Authorized Product(s) other than in the Authorized Territory as outlined in Exhibit(s) B, unless authorized by Autodesk in writing. Any advertising, including but not limited to, trade magazine and Web based advertising, which will be seen by customers outside of ASC's Authorized Territory, must contain a disclaimer notifying such customers that ASC may not sell to customers outside of ASC's Authorized Territory. ASC shall refrain from marketing or promoting, in any manner, brokering or attempting to broker, solicit or arrange for the sale of any Authorized Product(s) other than the Authorized Product(s) for which ASC has been approved in Exhibit(s) B.

3.9 Remedy for Violation. In addition to all other remedies available to Autodesk at law or in equity or this ASC Agreement, including termination, in the event that ASC violates any of the provisions of this subsection 3 or the Autodesk Channel Partner Policies and Procedures, ASC shall pay to Autodesk, as liquidated damages and not as a penalty, an amount equal to the difference between the then-current Autodesk suggested retail price and the price ASC actually paid for the Autodesk software product used, procured or distributed in contravention of this Section 3 or the sum of $500.00 for each copy of the Autodesk software product used, procured or distributed in contravention of this
Section 3, whichever is greater. Additionally, ASC shall not be eligible for Co-op for, at minimum, the

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remainder of the Autodesk fiscal quarter in which the violation occurred (or the remainder of the Autodesk fiscal quarter in which Autodesk learned of such violation by ASC) and the subsequent Autodesk fiscal quarter.

3.10 Modifications to Agreement. Lastly, Autodesk reserves the right, in its sole and exclusive discretion, to amend, supplement, change or discontinue any part of this ASC Agreement, any exhibits or amendments thereto, on thirty (30) day notice to ASC. This notice may come in the form of an updated posting to AACPW.

4. Agency Commission Recovery. For all agency sale commissions paid pursuant to this ASC Agreement, in the event the commissioned product or service is returned or cancelled for any reason Autodesk may recover from the ASC, by means of a deduction from future commissions, that portion of the commission attributable, on a straight-line basis, to: (a) in the case of a product or service with an expiration date, the period from the date of return or cancellation to the date on which the product or service would have expired; or
(b) for a product with a perpetual license, the period from the date the product was delivered to ASC by Autodesk to the date the product was returned, assuming a useful life of twenty-four (24) months for the product. In the event such agency commission is paid to ASC pursuant to a revenue authorization obligation, then Autodesk may recover the pro rata portion of such commission which is attributable on a straight-line basis, for the period from the date of termination until the date when the revenue would have been fully recognized.

5.   ASC Obligations.

ASC agrees to perform all of the following obligations in good faith:

5.1 Value Added Services. ASC is required to provide Value Added Services beyond mere product fulfillment to End Users. Value Added Services include, but are not limited to, assessing each End User's software needs via the telephone or in person, as further described on AACPW, providing product demonstrations, recommending the appropriate Authorized Product(s) to an End User based upon End User's needs and offering pre and post-sales technical support. ASC shall be required to maintain written records that demonstrate such Value Added Services were offered for each sale of Authorized Products to an End User. Autodesk reserves the right to contact End Users to validate that such Value Added Services were provided and require ASC to provide Autodesk with evidence of Value Added Services, upon request.

5.2 Minimum Volume Commitment. To be eligible to purchase Authorized Product(s) directly from Autodesk pursuant to this ASC Agreement, ASC must meet yearly Vertical Product revenue minimums as outlined in the ASC Requirements Chart set forth in Exhibit C.

5.3 Vertical Requirement. In order to achieve and maintain ASC status, ASC must be authorized for and actively carry and market Vertical Product(s).

5.4 Support. ASC must, at minimum, offer support services at the Premier Support Services Program level as described in the Support Program Requirements as outlined in Exhibit F.

5.5 Reporting. ASC, at its own expense and in the format requested by Autodesk, shall provide sell through reports, forecasts and personnel reports pursuant to the Autodesk Channel Partner Policies and Procedures on a quarterly basis. Failure to provide any required report may be considered a breach of this ASC Agreement by Autodesk and shall constitute termination for cause.

5.6 End User Records. As between Autodesk and ASC, Autodesk shall be the exclusive owner of the End User Records and it shall be treated by ASC as Autodesk's valuable trade secret. ASC may not use the End User Records for any reason except promotion, sale and support of the Authorized Products pursuant to this ASC Agreement without the prior written consent of Autodesk.

5.7 Opt-Out Requirement. In using End User Records for the promotion, sale and support of the Authorized Products pursuant to this ASC Agreement, ASC shall, at minimum, utilize the following; (i) an "unsubscribe" or "opt-out" option on every marketing piece sent to End User regardless of form, (ii) a limitation on marketing contact with End Users to no more frequently then one time per calendar month. Additionally, ASC shall comply with any

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and all federal, state, county, and local laws, statutes, ordinances, and regulations that are related to privacy, customer data and anything thereto related and shall hereby indemnify Autodesk for any failure of it to do so.

5.8 Product Requirements Chart. Each Authorized Location of ASC shall continuously comply with the specific requirements ("Product Requirements") set forth in each Product Requirements Chart and the Product Requirement Sheets, as amended by Autodesk from time to time in its sole and absolute discretion.

5.9 Minimum Purchase Requirements. ASC agrees to satisfy all Minimum Purchase Requirements as outlined in Exhibit A.

5.10 Approvals. ASC shall obtain and maintain at its own expense all approvals, consents, permissions, licenses, and other governmental or other third party approvals necessary to enable ASC to market, distribute, and support the software products for which ASC is authorized in accordance with this ASC Agreement. ASC shall comply with all applicable federal, state, county, and local laws, statutes, ordinances, and regulations that apply to the activities of ASC including relevant privacy and piracy laws.

5.11 Marketing Activities. ASC shall use its best efforts to actively market, promote, and distribute, at ASC's expense, the Authorized Products only within the Authorized Territory under the terms of this ASC Agreement and the Product Requirement Sheet(s), applicable Major Account Guide and Government Account Guide.

5.12 Updates, Bug Fixes, and Enhancements. ASC, at its own expense, shall be responsible for distribution and support of any Updates and/or Bug Fixes to any Authorized Product(s) that ASC has sold to an End User promptly after delivery to ASC of such Update or Bug Fix. Autodesk reserves the right to distribute Updates, Bug Fixes, and Enhancements to End Users directly or through alternative channels, including, but not limited to, electronic distribution. ASC shall promptly notify Autodesk of any defect in any Authorized Product(s) which is discovered by or reported to ASC.

5.13 Autodesk Channel Partner Policy and Procedures. ASC shall comply with all terms and conditions of all current Autodesk Channel Partner Policies and Procedures. Failure to abide by such policies and procedures shall be considered a breach of this ASC Agreement and shall constitute termination for cause. Autodesk reserves the right to modify such policies and procedures at anytime by posting an update to AACPW.

5.14 Fulfillment of Rebate Coupons. From time to time Autodesk may run a promotion whereby End Users may receive a rebate offer for Authorized Products. Autodesk appoints ASC as a non-exclusive agent for the fulfillment of rebate claims ("Rebate Claims") submitted by End Users for the various promotions ("Promotions"). ASC shall pay to an End User who has submitted a Rebate Claim the specified dollar amount as set forth on the rebate coupon, according to the terms and conditions stated on the rebate coupon. ASC shall only pay End User for Rebate Claims that have been received for the Promotions for which ASC has been authorized by Autodesk. ASC shall pay a rebate to End User only if the rebate coupons have been completely filled out by the End User, if all required documentation is attached, and the Rebate Claim was postmarked or received prior to the expiration date printed on the rebate coupon, unless otherwise instructed by Autodesk. After submission to Autodesk of all required End User documentation by ASC, Autodesk shall credit ASC's account for the amount of the rebate coupon.

5.15 ASC's Office. ASC shall maintain an office within a commercial facility that is suitable to adequately represent Authorized Products and reflect a professional image to End Users. Such office may not be a home-office. ASC shall submit to Autodesk photographs of ASC's office along with this ASC Agreement. In the event that ASC loses its commercial office ASC shall have thirty (30) days in which to establish a new office as defined above. The establishment of a new office that is more than five miles from ASC's Authorized location is subject to written approval by Autodesk.

5.16 Credit Establishment. ASC shall provide Autodesk with all reasonable financial information, including but not limited to financial statements, letter(s) of credit, credit reports, federal tax return(s) and any other documents reasonably requested by Autodesk to allow Autodesk to establish credit for ASC. ASC may not purchase direct from Autodesk pursuant to this ASC Agreement until a credit account has been established. Autodesk may cancel or suspend credit to ASC at any time, in its sole discretion.

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5.17 Updated Financial Statements. ASC shall be required to submit updated financial statements to Autodesk, within five (5) business days following Autodesk's request during the term of this ASC Agreement.

5.18 Breach of Obligations. In the event that ASC breaches any of the terms under this Section 5, in addition to all other remedies available to Autodesk at law or in equity or pursuant to this ASC Agreement, at Autodesk's sole discretion, Autodesk may terminate this ASC Agreement.

6. Audit Rights. In addition to Autodesk's audit rights under Section 5 of this ASC Agreement, Autodesk, in its sole and absolute discretion, may conduct an audit of the financial and other records of ASC for the purpose of validating or augmenting the ASC reports identified in Section 5 above and otherwise ensuring that ASC is complying with the terms of this ASC Agreement. Autodesk shall bear the cost of such audit, unless the audit determines that ASC has underpaid Autodesk by more than five percent (5%) for any Autodesk fiscal quarter OR unless such audit reveals the ASC is not in compliance with this ASC Agreement. In the event of an underpayment by ASC, ASC shall pay to Autodesk the full amount of any underpayment disclosed by such audit, plus interest at the rate of 1.5% per month or the highest rate allowed by law, whichever is lower, within five (5) days of Autodesk's notification of such underpayment as well as bearing the costs of the audit. And in the event a breach of this ASC Agreement is discovered, ASC shall bear the cost of the audit in addition to all other rights Autodesk has under this ASC Agreement, at law or in equity.

6.1 Investigations. From time to time Autodesk shall conduct investigations related to, among other things, alleged piracy and gray market sales. In the event ASC is found to be involved in any activity Autodesk investigates hereunder, in addition to all other rights and remedies available to Autodesk pursuant to this ASC Agreement, at law or in equity, ASC shall reimburse Autodesk for the costs of such investigation.

7.   Sales Toolkit and Support

7.1 Sales Toolkit. ASC shall purchase from Autodesk at the price of $495.00, each year this ASC Agreement is in force, one ASC sales toolkit per Authorized Location that will include one NFR copy of certain Authorized Products and certain marketing materials as deemed appropriate by Autodesk. Autodesk reserves the right to distribute Updates, Bug Fixes, and Enhancements to End Users directly or through alternative channels, including, but not limited to, electronic distribution.

7.2 Support. Pursuant to the terms and conditions of this ASC Agreement, ASC will be granted access to all Autodesk self service support tools as made available on the ASC support portal at www.autodesk.com (or any other site as designated by Autodesk.) Additionally, ASC shall be entitled to reasonable e-mail support from Autodesk.

8.   ASC Orders, Payment Terms and Returns

8.1 Purchase of Authorized Products. ASC may procure Authorized Products from either Autodesk or an Autodesk Authorized Distribution Partner in accordance with this ASC Agreement, the Authorized Products Requirements Charts and Exhibit(s) B.

8.2 Prices and Orders. The prices paid by ASC shall be the prices reflected on the ASC Price List as posted to the AACPW. Autodesk may change prices at any time effective thirty (30) days after publication of a new ASC Price List or other similar notice to ASC. Purchase orders must be in writing (including facsimile, telex, telecopy or electronic communication such as email, but only if such form of electronic communication has been previously agreed to by Autodesk) and must request a delivery date during the Term of this ASC Agreement. Autodesk reserves the right to accept or reject orders, in whole or in part, and shall make reasonable commercial efforts to advise ASC promptly of any order rejected hereunder. Upon acceptance by Autodesk, purchase orders shall be binding as to the products and services ordered and place of delivery, but not as to any other term appearing on such purchase order. Autodesk reserves the right to reject any order or to cancel any order previously accepted if Autodesk determines that ASC is in breach under this ASC Agreement.

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8.3  Taxes. ASC shall be responsible for the collection and payment of all federal, state, county, or local taxes, fees, and other charges, including all applicable income and sales taxes, as well as all penalties and interest, with respect to the Authorized Products.

8.4 Payment. Autodesk shall submit an invoice to ASC upon shipment of an order or partial order. If Autodesk elects to grant credit to ASC, all invoiced amounts shall be due and payable net thirty (30) days from the date of invoice. If ASC fails to pay any invoiced amounts when due, Autodesk may at its sole and absolute discretion, and in addition to any other remedies available to it at law or in equity or under this ASC Agreement, revoke or suspend ASC's credit terms, require further assurances from ASC that such invoiced amounts shall be paid, require ASC to prepay for all Authorized Products ordered and/or terminate this ASC Agreement. Overdue amounts shall be subject to a late payment charge of one and one-half percent (1.5%) per month or the highest rate allowed by law, whichever is lower. Additionally, any invoice not paid by ASC with in sixty (60) days shall, in Autodesk's sole and absolute discretion, cause ASC to forfeit any and all Earnbacks achieved by ASC in the previous fiscal quarter and lose eligibility for Earnbacks for the current quarter. Additionally, Autodesk may terminate this ASC Agreement for failure to pay.

8.5 Shipment. Autodesk will ship orders to the address designated in ASC's purchase order F.O.B. or Free Carrier Autodesk's manufacturing plant, at which time risk of loss shall pass to ASC. All freight, insurance, customs duties, and other shipping expenses shall be paid by ASC.

8.6 Software Product Returns. Autodesk shall post any then-current software product returns policies on the AACPW or any Autodesk site as designated by Autodesk. Autodesk reserves the right to change, amend or discontinue any software product returns policies on thirty (30) day notice.

9.   Commissions, Earnbacks and Co-op.

9.1 Commissions. ASC may receive a commission for various activities, provided that ASC is authorized to sell such products and ASC complies with all terms and conditions for receiving a commission, as set forth in the then current documentation (including but not limited to Major Account Program, Autodesk Online Store Program, Government Program, and relevant information published on AACPW). The commission structure is set forth in Exhibit D. Autodesk reserves the right to pay no commissions, or reduced commissions, if ASC fails to adequately perform the required sales, support and marketing activities as set forth in the AACPW. Autodesk reserves the right in its sole and absolute discretion to change the commission structure upon thirty (30) day notice. Changes to the commission structure shall be posted on AACPW.

9.2 Targets and Earnbacks. In the event ASC achieves its quarterly Target, ASC shall be eligible to receive Earnbacks. Earnback percentages shall be posted to AACPW. Earnbacks due shall be credited to ASC's account with Autodesk thirty
(30) days after the last day of the Autodesk fiscal quarter. Targets shall be assigned to ASC by Autodesk for each quarter. Target attainment shall be based upon Commercial sales by ASC to End Users of Authorized Products acquired directly from Autodesk by ASC.

9.3 Co-op. ASC shall receive Co-op pursuant to the Autodesk Co-op Guide which shall be distributed separately from this ASC Agreement, but which terms are hereby incorporated by reference. Co-op shall be distributed to ASC as an up front advance, credited to each order for the Authorized Products. Failure to comply with the requirements of the Autodesk Co-op Guide shall result in the loss or reduction of Co-op for the following Autodesk fiscal quarter as set forth in the Co-op Guide.

10. Trademarks. During the term of this ASC Agreement, ASC shall have a nonexclusive, nontransferable right to indicate to the public that it is an Autodesk Authorized ASC and to advertise the Authorized Products within the United States under the trademarks and slogans adopted by Autodesk from time to time ("Trademarks"). ASC's use of the Trademarks in any literature, promotion, or advertising shall be in accordance with Autodesk guidelines for such usage. ASC shall not contest, oppose, or challenge Autodesk's ownership of the Trademarks. All representations of Autodesk Trademarks that ASC intends to use shall be exact copies of those used by Autodesk, or shall first be submitted to the appropriate Autodesk personnel for approval of design, color, and other details, such

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approval shall not be unreasonably withheld. If any of the Autodesk Trademarks are to be used in conjunction with another trademark on or in relation to the Authorized Products, then the Autodesk Trademarks shall be presented equally legibly, equally prominently, but nevertheless separated from the other so that each appears to be a trademark in its own right, distinct from the other mark. All use of the Trademarks shall inure to the sole benefit of Autodesk. Effective upon the termination of this ASC Agreement, ASC shall immediately cease all usage of Autodesk Trademarks.

11. Title and Proprietary Rights. The Authorized Products and other materials included in or incorporated in the Authorized Products and included on an Autodesk web site (collectively the "Materials") remain at all times the property of Autodesk. ASC acknowledges and agrees that Autodesk holds the copyright to the Materials and, except as expressly provided herein, ASC is not granted any other right or license to patents, copyrights, trade secrets, or trademarks with respect to the Materials. ASC shall take all reasonable measures to protect Autodesk's proprietary rights in the Materials and shall not copy, use or distribute the Materials, or any derivative thereof, in any manner or for any purpose, except as expressly authorized in this ASC Agreement. ASC shall not disassemble, decompile, or reverse-engineer the Materials, including any Authorized Product(s) source code, or otherwise attempt to discover any Autodesk trade secret or other proprietary information, or hack, impede, change or interfere with any Autodesk web site. ASC acknowledges that Autodesk has an Anti-Piracy Program and ASC agrees to review and follow the Anti-Piracy Program guidelines as published by Autodesk from time to time. ASC shall notify Autodesk promptly in writing upon its discovery of any unauthorized use of the Authorized Products or infringement of Autodesk's patent, copyright, trade secret, trademark, or other intellectual property rights. ASC shall not distribute any Authorized Product(s) to any person or entity if ASC is aware that such person or entity may be involved in potential unauthorized use of the Materials or other infringement of Autodesk's proprietary rights.

12. Customer Data. All customer data, including End User Records, is and shall remain the sole and exclusive property of Autodesk and ASC shall have no right, title or interest in or to such customer data. All customer data is Autodesk confidential information. On occasion and at Autodesk's sole discretion, ASC may have access to Autodesk's customer database. ASC's access to such database shall be limited to customers with which ASC has a pre-existing business relationship. In the event that ASC loses its authorization for any Authorized Product(s), Autodesk reserves the right to provide another Autodesk Authorized Reseller with access to Autodesk's customer database for the customers to which ASC can no longer sell such Authorized Product(s). Autodesk does not represent or warrant to ASC that the information in Autodesk's customer database is current, correct or complete and Autodesk shall have no liability to ASC for any information contained in the Autodesk's customer database.

13. Warranty and Limitations of Warranty. Autodesk makes certain limited warranties to the End User in the End User License and disclaims all other warranties. ASC SHALL NOT MAKE ANY WARRANTY OR REPRESENTATION ACTUALLY, APPARENTLY OR OSTENSIBLY ON BEHALF OF AUTODESK. EXCEPT FOR THE EXPRESS END USER WARRANTY REFERRED TO HEREIN, AUTODESK MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE AUTHORIZED PRODUCTS. AUTODESK EXPRESSLY EXCLUDES ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NONINFRINGEMENT.

14. Security Interest. As security for ASC's payment of all monetary obligations to Autodesk, ASC hereby grants to Autodesk a security interest in all of ASC's inventory purchased from Autodesk ("ASC's Inventory"), all of ASC's accounts receivable evidencing any obligation to ASC for payment for Authorized Products sold, and all proceeds of any character, whether cash or non-cash, arising from the disposition of ASC's Inventory and accounts. ASC agrees to execute all documents necessary to perfect Autodesk's security interest described herein upon request by Autodesk.

15.  Indemnity

15.1 Infringement Indemnity by Autodesk. Autodesk shall indemnify, hold harmless, and defend, at its expense, ASC from any action brought against ASC which alleges that any Authorized Product(s) infringes a registered United States patent, copyright, or trade secret, provided that ASC promptly notifies Autodesk in writing of any claim, gives Autodesk sole control of the defense and settlement thereof, and provides all reasonable assistance in connection therewith. If the Authorized Product is finally adjudged to so infringe, Autodesk, at its exclusive option,

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

(a) shall procure for ASC the right to continue distribution of such Authorized Product(s); (b) shall modify or replace such Authorized Product(s) with a noninfringing product; or (c) shall authorize return of the Authorized Products and terminate this ASC Agreement. Autodesk shall have no liability regarding any claim (i) arising out of the use of the Authorized Products in combination with other products, or modification of the Authorized Products, if the infringement would not have occurred but for such combination, modification, or usage, or
(ii) for use of the Authorized Products which does not comply with the terms of the End User License or this ASC Agreement. THE FOREGOING STATES ASC'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND.

15.2 Indemnity by ASC. ASC agrees to indemnify, hold harmless and defend Autodesk from any cost, loss, liability, or expense, including court costs and reasonable fees for attorneys or other professionals, arising out of or resulting from (a) any claim or demand brought against Autodesk or its directors, employees, or agents by a third party arising from or in connection with any breach by ASC of the terms of this ASC Agreement or any End User License, (b) any action brought by an End User or Autodesk Distribution Partner except as set forth in Section 15.1 above, (c) any breach by ASC of any provision of this ASC Agreement including, but not limited to, confidentiality and trade secrets, or (d) any negligent or willful act or omission by ASC, ASC's employees, or ASC's sales channel including, but not limited to, any act or omission that contributes to (i) any bodily injury, sickness, disease, or death;
(ii) any injury or destruction to tangible property or loss of use resulting there from; or (iii) any violation of any statute, ordinance or regulation including but not limited to privacy laws.

16.  Limitation of Liability.

Autodesk's Liability. AUTODESK'S ENTIRE CUMULATIVE LIABILITY ARISING OUT OF THIS ASC AGREEMENT, INCLUDING THE ORDER, DELIVERY OR NON-DELIVERY OF ANY AUTHORIZED PRODUCT(S), SHALL NOT EXCEED THE GREATER OF: (A) THE AMOUNT PAID TO AUTODESK BY ASC IN THE SIX (6) MONTHS PRECEDING THE EVENT OR, (B) $500.00, WHICH EVER IS LESS. IN NO EVENT SHALL AUTODESK BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS ASC AGREEMENT, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, TORT, (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY, AND WHETHER OR NOT AUTODESK HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FUNDAMENTAL BREACH, BREACH OF A FUNDAMENTAL TERM OR FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

17.  Confidentiality

17.1 Confidential Information. As used in this ASC Agreement, confidential information shall mean any information (a) designated as confidential orally or in writing by either party hereto, (b) related to any Authorized Product(s), (c) related to Autodesk's business, or (d) other information received by ASC by virtue of ASC's relationship with Autodesk including, but not limited to, product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, Autodesk customer data, personnel, research, development, customer data or know-how ("Confidential Information").

17.2 Limitations on Disclosure and Use of Confidential Information. Each party shall exercise reasonable care to prevent the unauthorized disclosure of Confidential Information by employing no less than the same degree of care employed by such party to prevent the unauthorized disclosure of its own Confidential Information. Confidential Information disclosed under this ASC Agreement shall only be used by the receiving party in the furtherance of this ASC Agreement or the performance of its obligations hereunder. Neither party shall disclose the terms of this ASC Agreement to any third party without the prior written consent of the other, except pursuant to a valid and enforceable order of a court or government agency.

17.3 Exceptions. Confidential Information does not include information which (a) is rightfully received by the receiving party from a third party without restriction or violation of confidentiality, (b) is known to or developed by the receiving party independently without use of the Confidential Information, (c) is or becomes generally known to the public by other than a breach of duty hereunder by the receiving party, or (d) has been approved in advance for release by written authorization of the non-disclosing party.

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18.  Term, Termination, and Other Remedies

18.1 Term. This ASC Agreement, when fully executed by the parties, shall begin on the Effective Date, and shall continue in effect through midnight on January 31, 2004 when it shall then terminate, unless terminated earlier under the provisions of this ASC Agreement.

18.2 Termination for Breach. Either party may terminate this ASC Agreement upon thirty (30) days advance written notice if the other party breaches any term or condition of this ASC Agreement and fails to cure such breach to the reasonable satisfaction of the non-breaching party within the thirty (30) day written notice period.

18.3 Breach of Payment Obligations. In the event that ASC breaches any of the terms of this ASC Agreement, including any payment obligations, at Autodesk's sole discretion, ASC shall not be eligible for Co-op for the remainder of the fiscal quarter in which the violation occurred (or the quarter in which Autodesk discovered the violation) and the subsequent fiscal quarter. In addition, Autodesk may, in its sole and absolute discretion, terminate this ASC Agreement.

18.4 Termination for Insolvency. Autodesk may immediately terminate this ASC Agreement with or without notice if ASC becomes insolvent, or the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or assignment for the benefit of creditors, if that proceeding is not dismissed with prejudice within sixty (60) days after filing. In addition to the foregoing, in the event ASC either voluntarily files for protection against its creditors under the United States Bankruptcy Code or is the subject of an involuntary petition in bankruptcy, ASC agrees that Autodesk shall be entitled to all rights to retain the benefits of this ASC Agreement which are set forth in 11 U.S.C. 365(n). No right granted to Autodesk under 11 U.S.C. 365(n) shall be deemed to have been waived either expressly or by implication without a written agreement confirming such waiver.

18.5 Termination for Customer Dissatisfaction. In consideration for its authorization, Autodesk is relying upon ASC to behave in a professional and upstanding manner in its relationship with all End Users. Failure to attain a high level of customer satisfaction shall be considered a material breach of this ASC Agreement, and Autodesk reserves the right to terminate this ASC Agreement in the event that Autodesk receives customer dissatisfaction complaints from an End User, regarding ASC.

18.6 Termination for Failure to Meet Minimum Purchase Requirements

(a) Purchase Requirements. Failure by ASC to achieve the Purchase Requirements may result in the termination of this ASC Agreement or the applicable Autodesk Product authorization by Autodesk, in its sole discretion.

18.7 Breach of Other Agreements with Autodesk. In the event ASC has any other current agreements of any other type with Autodesk ("Other Autodesk Agreement"), the breach of any term of any such Other Autodesk Agreement may, at Autodesk's option, be deemed a breach of this ASC Agreement and shall permit Autodesk to terminate this ASC Agreement in the same manner as if a breach of the terms of this ASC Agreement had occurred. Any alleged breach by Autodesk of any Other Autodesk Agreement shall not be deemed a breach of this ASC Agreement by Autodesk and shall not constitute cause for termination by ASC or support an allegation by ASC of damages under this ASC Agreement.

18.8 Breach of Product Requirements Chart, Suspension of Product Authorization and Partial Termination. Autodesk, at its sole discretion, may exercise its termination rights or suspension of product authorization under this Section 18 solely with respect to the Product Requirements Chart, Authorized Locations, Authorized Territories, or Authorized Products, or with respect to any Other Autodesk Agreement, which partial termination shall not affect this ASC Agreement's application to the remaining Product Requirements Chart, Authorized Locations, Authorized Territories, or Authorized Products, or affect any remaining part of any Other Autodesk Agreement.

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

18.9 De-authorization of ASC Status. ASC's status as an ASC and/or ASC's authorization to distribute and market the software products may be terminated independently on a product by product basis, or as a part of this ASC Agreement.

18.10 Termination for Convenience. Either party may terminate this ASC Agreement for any or no reason, upon sixty (60) days advance written notice to other party.

18.11 Effect of Termination

(a) Monies Due and Payable. Notwithstanding any credit terms previously established with ASC or any other provision of this ASC Agreement, upon notice of termination of this ASC Agreement, all monies owed by ASC to Autodesk shall become immediately due and payable. Overdue amounts shall be subject to a late payment charge of one and one-half percent (1.5%) per month, or the maximum amount allowed by law, whichever is less.

(b) Fulfillment of ASC Orders. Upon delivery of notice of a breach or notice of termination of this ASC Agreement, Autodesk shall not be obligated to fulfill any orders by ASC. Additionally, Autodesk shall not be obligated to fulfill any orders received by Autodesk subsequent to the effective date of termination. In Autodesk's sole discretion, Autodesk may continue to fulfill orders provided that ASC (i) submits prepayments for any such order and (ii) pays all outstanding obligations to Autodesk prior to any shipment by Autodesk.

(c) Return or Depletion of Inventory. Subject to the limitations set forth below, upon termination, Autodesk, at its sole discretion, may either (i) repurchase all or any part of ASC's inventory of Authorized Products at the price paid by ASC to Autodesk and/or (ii) allow ASC to continue to distribute those Authorized Products in inventory until the inventory is depleted, subject to the terms and conditions set forth in this ASC Agreement and whatever additional terms and conditions may be imposed by Autodesk in its sole and absolute discretion. Except as expressly set forth above, under no circumstances shall ASC be entitled to a refund for all or any portion of the Authorized Products in ASC's inventory.

(d) Return of Materials. Within thirty (30) days after the termination of this ASC Agreement, ASC shall return to Autodesk, at its sole expense, all Autodesk Confidential Information, data, photographs, samples, literature and sales aids, and any other property of Autodesk then in ASC's possession.

18.12 Attorneys' Fees for Collections. In any action brought by Autodesk to collect monies due under this ASC Agreement, Autodesk shall be entitled to recover all costs and attorneys' fees incurred in maintaining such action.

18.13 No Termination Compensation. Except as expressly set forth herein, the parties expressly agree that no damages, indemnity or termination benefits whatsoever (including without limitation, any compensation for goodwill established by ASC during the term of this ASC Agreement or for any lost profits or expenses of ASC) shall be due or payable to ASC by reason of any termination of this ASC Agreement in accordance with its terms, and ASC expressly waives the application of any statute, law or custom to the contrary.

18.14 Other Remedies. In addition to the right to terminate this ASC Agreement, Autodesk reserves all rights and remedies available to Autodesk at law or in equity, including the right to seek damages and injunctive relief for breach or threatened breach of this ASC Agreement by ASC.

18.15 Reapplication Post Termination. In the Event this ASC Agreement is terminated or ASC loses one or more product authorizations for any reason, ASC may not reapply for any Autodesk Channel Partner program, including any then existing ASC program, for a minimum of six (6) months after the effective date of the termination. Nothing herein shall require Autodesk to consider ASC for any Autodesk Channel Partner program.

18.16 Surviving Provisions. The terms and conditions, which by their nature should survive, shall survive and continue after termination of this ASC Agreement.

19.    General Provisions

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

19.1 Assignment. ASC acknowledges that Autodesk is relying upon ASC's reputation, business standing, and goodwill under ASC's present ownership in entering into this ASC Agreement. Accordingly, ASC agrees that its rights and obligations under this ASC Agreement may not be transferred or assigned and its duties may not be delegated directly or indirectly without the prior written consent of Autodesk in its sole and absolute discretion. ASC shall notify Autodesk promptly in writing of any change of ownership of ASC or of any sale of all or substantially all of ASC's assets. ASC acknowledges that any change of ownership, sale of all or substantially all of ASC's assets, or attempted assignment by ASC of this ASC Agreement, or any part thereof, without Autodesk's prior written consent may result in immediate termination of this ASC Agreement by Autodesk. Autodesk may assign or otherwise transfer its rights and obligations to successors-in-interest (whether by purchase of stock or assets, merger, operation of law, or otherwise) of that portion of its business related to the subject matter hereof. Subject to the restrictions set forth in this
Section 19.1, all of the terms and conditions of this ASC Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

19.2  Dispute Resolution

(a) The parties will attempt in good faith to promptly resolve any controversy or claim arising out of or relating to this ASC Agreement through negotiations between the parties before resorting to other remedies available to them. Any such dispute shall be referred to appropriate senior executives of each party who shall have the authority to resolve the matter. If the senior executives are unable to resolve the dispute, the parties may by agreement refer the matter to an appropriate forum of alternative dispute resolution ranging from mediation to arbitration. If the parties cannot resolve the matter or if they cannot agree upon an alternative form of dispute resolution, then either party may pursue resolution of the matter through litigation pursuant to section 19 herein.

(b) The forgoing shall not apply to a dispute or controversy involving either party's Confidential Information or intellectual property. In the event of such a dispute or controversy, either may immediately seek any legal and/or equitable remedies it deems necessary.

19.3 Venue/Choice of Law. This ASC Agreement shall be construed in accordance with the laws of the State of California (excluding rules regarding conflicts of law) and the United States of America. The parties hereby submit to the exclusive personal jurisdiction of and venue in the Superior Court of the State of California, County of Marin or County of Santa Clara, and the United States District Court for the Northern District of California in San Francisco.

19.4 Publicity. ASC may not issue any press release or any other public announcement regarding this ASC Agreement or any aspect of its relationship with Autodesk without the prior written consent of Autodesk, which may be withheld in its sole discretion. Additionally, ASC is prohibited from utilizing the Autodesk stock ticker ("ADSK") in any press release or other public announcement unless such release is a joint release with Autodesk or Autodesk otherwise permits same, for each single release, in writing in advance.

19.5 Notices. Any notices required under the terms of this ASC Agreement will be given in writing either (a) to the persons at the addresses set forth below, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, and will be deemed served when received by Autodesk from ASC or when sent to ASC by Autodesk, or (b) by facsimile, and will be deemed served when received by Autodesk from ASC or when sent to ASC by Autodesk.

If to Autodesk:       Autodesk, Inc.
                      111 McInnis Parkway
                      San Rafael, California 94903
                      Attn: General Counsel
                      Facsimile: (415) 507-6126

If to ASC, to the address and facsimile number identified on the first page of this ASC Agreement. Additionally, Autodesk may notify ASC of any changes by posting such changes to AACPW.

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19.6  Independent Contractors. In performing their respective duties under this
ASC Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither of the parties will hold itself out in any manner that would be contrary to the provisions of this Section 19.6.

19.7 Entire Agreement. This document, together with its exhibits, contains the entire agreement and understanding between ASC and Autodesk concerning the subject matter of this ASC Agreement including, but not limited to, its duration and manner of expiration, termination, and Autodesk's sole and absolute discretion in determining to offer, or accept any extension of this ASC Agreement. This document supercedes all prior communications, discussions, negotiations, proposed agreements and all other agreements, whether written or oral, excepting solely all prior confidentiality and nondisclosure agreements to the extent they are not expressly superceded by this ASC Agreement. Autodesk has not made and ASC has not relied upon any representations not expressly set forth in this document in making this ASC Agreement. This ASC Agreement may be amended or interpreted only by a writing signed both by authorized individuals for Autodesk and ASC. It is the express intent of the parties that this ASC Agreement and any amendment thereto shall be interpreted solely by reference to their written terms. Any handwritten or typed changes to this ASC Agreement must be initialed by both parties in order to become effective.

19.8 Severability. In the event that it is determined by a court of competent jurisdiction as a part of a final non-appealable judgment that any provision of this ASC Agreement or part thereof is invalid, illegal, or otherwise unenforceable, such provision will be enforced or reformed as nearly as possible in accordance with the stated intention of the parties, while the remainder of this ASC Agreement will remain in full force and effect.

19.9 Construction. This ASC Agreement has been negotiated by the parties and their respective counsel. This ASC Agreement will be interpreted in accordance with its terms and without any strict construction against either party. Ambiguity will not be interpreted against the drafting party.

19.10 Counterparts. This ASC Agreement may be executed in separate counterparts and shall become effective when the separate counterparts have been exchanged between the parties.

19.11 Force Majeure. Except for the failure to make payments, neither party will be liable for any loss, damage or penalty resulting from delays or failures in performance resulting from acts of God, supplier delay or other causes beyond the non-performing party's reasonable control and not caused by the negligence of the non-performing party, provided that the non-performing party promptly notifies the other party of the delay and the cause thereof and promptly resumes performance as soon as it is possible to do so.

19.12 Waiver. The waiver of any breach or default will not constitute a waiver of any other right in this ASC Agreement or any subsequent breach or default. No waiver shall be effective unless in writing and signed by an authorized representative of the party to be bound. Failure to pursue, or delay in pursuing, any remedy for a breach shall not constitute a waiver of such breach.

         The undersigned are duly authorized to execute this ASC Agreement on behalf of their respective parties.

AUTODESK, INC.                                 ASC

By:__________________________________          By:______________________________


_____________________________________          _________________________________
            Printed Name                                   Printed Name

  Vice President, Channel Americas
-------------------------------------          _________________________________
             Title                                            Title

_____________________________________          _________________________________
              Date                                             Date

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